EXHIBIT 99.1

First Capital, Inc. Reports Record Earnings for 2018

CORYDON, Ind., Jan. 23, 2019 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ:  FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $9.3 million, or $2.77 per diluted share, for the year ended December 31, 2018, compared to net income $7.4 million, or $2.23 per diluted share, for the year ended December 31, 2017.

The increase in net income is primarily due to an increase in net interest income after provision for loan losses and a decrease in income tax expense partially offset by a decrease in noninterest income and an increase in noninterest expense.

Net interest income after provision for loan losses increased $2.0 million for 2018 as compared to 2017. Interest income increased $2.5 million when comparing the two periods due to increases in the average balance of interest-earning assets from $708.4 million for 2017 to $730.5 million for 2018 and the average tax-equivalent yield of interest-earning assets from 3.84% for 2017 to 4.01% for 2018.  The increase in the average tax-equivalent yield for 2018 compared to 2017 is primarily due to growth in the loan portfolio, which carries a higher yield than investment securities, and increases in short-term interest rates.  Interest expense increased $219,000 when comparing the periods as the average cost of interest-bearing liabilities increased from 0.26% to 0.29% and the average balance of interest-bearing liabilities increased from $541.5 million for 2017 to $552.2 million for 2018.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased from 3.58% for 2017 to 3.72% for 2018.

Based on management’s analysis of the allowance for loan losses, the provision for loan losses increased from $915,000 for 2017 to $1.2 million for 2018. The Bank recognized net charge-offs of $667,000 for 2017 compared to $737,000 for 2018.

Noninterest income decreased $530,000 for 2018 as compared to 2017 primarily due to decreases in gains on the sale of loans and gains on the sale of securities of $285,000 and $149,000, respectively, as well as a loss on equity securities of $207,000 and a loss on a tax credit investment of $270,000 recorded in 2018.  Those charges were partially offset by a $235,000 increase in ATM and debit card fees.

Noninterest expenses increased $1.4 million for 2018 compared to 2017 primarily due to increases in compensation and benefits expense of $534,000, data processing expense of $351,000 and loss on foreclosed real estate of $160,000 when comparing the two periods.

Income tax expense decreased $1.7 million for 2018 as compared to 2017 primarily due to the Tax Cuts and Jobs Act (“TCJA”) signed into law on December 22, 2017 and the Bank’s investments in tax credit entities during 2018.  As a result, the effective tax rate for 2018 was 13.1% compared to 29.4% for 2017.

The Company’s net income was $2.5 million, or $0.75 per diluted share, for the quarter ended December 31, 2018 compared to $1.6 million, or $0.48 per diluted share, for the quarter ended December 31, 2017.   The increase in net income is primarily due to an increase in net interest income after provision for loan losses and a decrease in income tax expense partially offset by a decrease in noninterest income and an increase in noninterest expense.

Net interest income after provision for loan losses increased $845,000 for the quarter ended December 31, 2018 as compared to the same period in 2017.  Interest income increased $853,000 when comparing the two periods, due to an increase in the average tax-equivalent yield on earning assets from 3.95% for the quarter ended December 31, 2017 to 4.16% for the same period in 2018.  The average balance of interest-earning assets also increased, from $706.3 million for the quarter ended December 31, 2017 to $743.7 million for the same period in 2018.  Interest expense increased $106,000 as the average balance of interest-bearing liabilities increased from $538.3 million for the quarter ended December 31, 2017 to $557.6 million for the same period in 2018 and the average cost of interest-bearing liabilities increased from 0.26% for the quarter ended December 31, 2017 to 0.32% for the same period in 2018.  The provision for loan losses was $298,000 for the quarter ended December 31, 2017 compared to $200,000 for the quarter ended December 31, 2018.

Noninterest income decreased $433,000 for the quarter ended December 31, 2018 as compared to the same period in 2017, primarily due to losses on equity securities and a tax credit investment of $207,000 and $270,000, respectively, and a decrease of $107,000 in gains on the sale of loans.  This was partially offset by a $105,000 increase in ATM and debit card fees.

Noninterest expenses increased $215,000 for the quarter ended December 31, 2018 as compared to the quarter ended December 31, 2017, primarily due to increases of $81,000 in data processing expense, $76,000 in professional fees and $60,000 in compensation and benefit expense.

Income tax expense decreased $712,000 for the quarter ended December 31, 2018 as compared to the same period in 2017 primarily due to the previously mentioned TCJA and the Bank’s investment in tax credit entities during 2018.  As a result, the effective tax rate for the quarter ended December 31, 2018 was 8.0% compared to 36.9% for the same period in 2017.

Total assets as of December 31, 2018 were $794.2 million compared to $759.0 million at December 31, 2017.  Net loans receivable and cash and cash equivalents increased $24.6 million and $15.2 million, respectively, which was partially offset by a decrease in investment securities of $9.3 million.  Loan growth was primarily due to increases in commercial mortgage loans, other consumer loans and construction loans of $7.3 million, $4.8 million and $4.4 million, respectively.  Deposits increased $37.1 million to $701.6 million at December 31, 2018 due primarily to increases in savings accounts and both noninterest-bearing and interest-bearing demand deposits.  The Bank had no borrowed funds at December 31, 2018 as the $10.0 million in outstanding advances from the Federal Home Loan Bank as of December 31, 2017 were paid off.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) decreased from $7.7 million at December 31, 2017 to $6.9 million at December 31, 2018.

At December 31, 2018, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has eighteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com.  The Bank offers non-FDIC insured investments to complement its offering of traditional banking products and services through its business arrangement with LPL Financial LLC (“LPL”), member SIPC.  For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Year Ended		Three Months Ended
	December 31,		December 31,
OPERATING DATA	2018	2017	2018	2017
(Dollars in thousands, except per share data)

Total interest income	$28,886	$26,422	$7,626	$6,773
Total interest expense	1,611	1,392	450	344
Net interest income	27,275	25,030	7,176	6,429
Provision for loan losses	1,168	915	200	298
Net interest income after provision for loan losses	26,107	24,115	6,976	6,131

Total non-interest income	6,168	6,698	1,208	1,641
Total non-interest expense	21,615	20,258	5,469	5,254
Income before income taxes	10,660	10,555	2,715	2,518
Income tax expense	1,394	3,103	216	928
Net income	9,266	7,452	2,499	1,590
Less net income attributable to the noncontrolling interest	13	13	3	3
Net income attributable to First Capital, Inc.	$9,253	$7,439	$2,496	$1,587

Net income per share attributable to
First Capital, Inc. common shareholders:
Basic	$2.78	$2.24	$0.75	$0.48

Diluted	$2.77	$2.23	$0.75	$0.48

Weighted average common shares outstanding:
Basic	3,328,422	3,325,032	3,330,529	3,326,464

Diluted	3,335,394	3,329,563	3,337,627	3,330,716

OTHER FINANCIAL DATA

Cash dividends per share	$0.92	$0.86	$0.23	$0.22
Return on average assets (annualized)	1.19%	0.99%	1.26%	0.84%
Return on average equity (annualized)	11.46%	9.37%	12.14%	7.79%
Net interest margin	3.79%	3.64%	3.92%	3.76%
Interest rate spread	3.72%	3.58%	3.84%	3.69%
Net overhead expense as a percentage
of average assets (annualized)	2.77%	2.68%	2.76%	2.79%

	December 31,	December 31,
BALANCE SHEET INFORMATION	2018	2017

Cash and cash equivalents	$41,112	$25,915
Interest-bearing time deposits	7,710	9,258
Investment securities	261,841	271,173
Gross loans	438,325	413,252
Allowance for loan losses	4,065	3,634
Earning assets	732,366	701,095
Total assets	794,162	758,956
Deposits	701,646	664,562
Advances from Federal Home Loan Bank	-	10,000
Stockholders' equity, net of noncontrolling interest	85,844	80,938
Non-performing assets:
Nonaccrual loans	3,055	2,536
Accruing loans past due 90 days	2	291
Foreclosed real estate	3,142	3,971
Troubled debt restructurings on accrual status	703	858
Regulatory capital ratios (Bank only):
Tier 1 - average total assets	9.68%	9.67%
Tier 1 - risk based assets	13.85%	13.80%
Total risk-based	14.60%	14.49%